As filed with the Securities and Exchange Commission on July 1, 2024

Registration Nos. 333-219558, 333-206019, 333-181114, 333-170584, 333-168632, 333-154170, 333-146379,

333-139200, 333-137657, 333-131831, and 333-59249

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-219558)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-206019)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-181114)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-170584)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-168632)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-154170)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-146379)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-139200)

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-137657)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-131831)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-59249)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIX FLAGS ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3995059
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Ballpark Way Suite 400, Arlington, Texas 76011

(Address of Principal Executive Offices)(Zip Code)

Six Flags Entertainment Corporation Long-Term Incentive Plan

Six Flags Entertainment Corporation Employee Stock Purchase Plan

Six Flags, Inc. 2008 Stock Option and Incentive Plan

Six Flags, Inc. 2007 Stock Option and Incentive Plan

Six Flags, Inc. 2006 Stock Option and Incentive Plan

Six Flags, Inc. 401(k) Plan, as amended

Directors’ Stock Option Plan

2004 Stock Option and Incentive Plan

2001 Stock Option and Incentive Plan

Premier Parks Inc. 1998 Stock Option and Incentive Plan

Premier Parks Inc. 1996 Stock Option and Incentive Plan

Premier Parks Inc. 1995 Stock Option and Incentive Plan

Premier Parks Inc. 1993 Stock Option and Incentive Plan

(Full title of the plan)

Brian Nurse

Chief Legal & Compliance Officer

Six Flags Entertainment Corporation

8701 Red Oak Blvd.

Charlotte, North Carolina 28217

(Name and Address of Agent For Service)

(419) 626-0830

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Six Flags Entertainment Corporation, a Delaware corporation (the “Former Six Flags”), with the Securities and Exchange Commission (“SEC”):

•

Registration Statement No.  333-219558, originally filed with the SEC on July 28, 2017, which registered the offer and sale of 4,000,000 shares of Common Stock, $0.025 par value per share, of the Former Six Flags (the “Common Stock”) issuable pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan.

•

Registration Statement No.  333-206019, originally filed with the SEC on July 31, 2015, which registered the offer and sale of an additional 5,000,000 shares of Common Stock, issuable pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan; and

•

Registration Statement No.  333-181114, originally filed with the SEC on May 2, 2012, which registered the offer and sale of an additional 4,400,000 shares of Common Stock, issuable pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan;

•

Registration Statement No.  333-170584, originally filed with the SEC on November 12, 2010, which registered the offer and sale of 4,000,000 shares of Common Stock, issuable pursuant to the Six Flags Entertainment Corporation Employee Stock Purchase Plan;

•

Registration Statement No.  333-168632, originally filed with the SEC on August 6, 2010, which registered the offer and sale of 4,833,333 shares of Common Stock issuable pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan;

•

Registration Statement No.  333-154170, originally filed with the SEC on October 10, 2008, which registered the offer and sale of 3,250,000 shares of Common Stock issuable pursuant to the Six Flags, Inc. 2008 Stock Option and Incentive Plan;

•

Registration Statement No.  333-146379, originally filed with the SEC on September 28, 2007, which registered the offer and sale of 4,000,000 shares of Common Stock issuable pursuant to the Six Flags, Inc. 2007 Stock Option and Incentive Plan;

•

Registration Statement No.  333-139200, originally filed with the SEC on December 8, 2006, which registered the offer and sale of 500,000 shares of Common Stock issuable pursuant to the Six Flags, Inc. 401(k) Plan, as amended;

•

Registration Statement No.  333-137657, originally filed with the SEC on September 28, 2006 and as amended on October 6, 2008, which registered the offer and sale of 2,000,000 shares of Common Stock issuable pursuant to the Six Flags, Inc. 2006 Stock Option and Incentive Plan;

•

Registration Statement No.  333-131831, originally filed with the SEC on February 14, 2006, which registered the offer and sale of 5,550,000 shares of Common Stock issuable pursuant to Six Flags, Inc.’s Directors’ Stock Option Plan, 2001 Stock Option and Incentive Plan and 2004 Stock Option and Incentive Plan; and

•

Registration Statement No. 333-59249, originally filed with the SEC on July 16, 1998, which registered the offer and sale of 6,255,038 shares of Common Stock issuable pursuant to various stock options and incentive plans and employment agreements.

On July 1, 2024 (the “Closing Date”), Six Flags Entertainment Corporation (formerly CopperSteel HoldCo, Inc.) (“NewCo”) completed the previously announced merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of November 2, 2023 (the “Merger Agreement”), by and among Former Six Flags, Cedar Fair, L.P. (“Cedar Fair”), CopperSteel HoldCo, Inc., and CopperSteel Merger Sub, LLC (“Copper Merger Sub”). Pursuant to the Merger Agreement, (i) Copper Merger Sub merged with and into Cedar Fair, with Cedar Fair continuing as the surviving entity (the “Cedar Fair Surviving Entity”) and a direct subsidiary of NewCo, (ii) the Cedar Fair Surviving Entity then merged with and into NewCo, with NewCo continuing as the surviving corporation, and (iii) Former Six Flags then merged with and into NewCo ((i), (ii), and (iii), collectively, the “Mergers”), with NewCo continuing as the surviving corporation. Upon the consummation of the Mergers, the separate legal existences of each of Former Six Flags, Cedar Fair and Copper Merger Sub ceased, and NewCo changed its name to “Six Flags Entertainment Corporation.”

In connection with the Mergers, Former Six Flags has terminated all offerings of Common Stock pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by Former Six Flags in or incorporated by reference in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, Former Six Flags hereby removes and withdraws from registration any and all such securities of Former Six Flags registered under the Registration Statements that remain unsold or otherwise unissued as of the date these Post-Effective Amendments.

The foregoing summary of the Merger Agreement, the Mergers and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Six Flags Entertainment Corporation, as successor by interest to the registrant by merger, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 1, 2024.

SIX FLAGS ENTERTAINMENT CORPORATION (as successor in interest to former Six Flags Entertainment Corporation)

By:	/s/ Brian C. Witherow
Name: Brian C. Witherow
Title: Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.